Exhibit 99.2

Fourth Quarter Financial & Operating Results

January 24, 2025

verizon

VZQTR20FIN
This supplemental information regarding the financial and operating results of Verizon Communications Inc. (Verizon) for the fourth quarter and full year ended December 31, 2024 contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. Discussion of factors that may affect future results is included at the end of this document and is also contained in Verizon's filings with the US Securities and Exchange Commission.

Consolidated Financial Results

* Total Wireless service represents the sum of Consumer and Business segments.
** Non-GAAP financial measure.

Consolidated total operating revenue for the fourth quarter was $35.7 billion, up 1.6% year over year.
•Service and other revenue was $28.2 billion, up 1.8% year over year.
◦Total Wireless service revenue1 was $20.0 billion, up 3.1% year over year, driven primarily by pricing actions implemented in recent quarters, sales of perks and add-on services, and growth in fixed wireless access (FWA).
◦Total Fios revenue was $3.3 billion, essentially flat year over year.
•Wireless equipment revenue was $7.5 billion, up 0.6% year over year, predominantly due to increased upgrade volumes in the quarter.

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Consolidated total operating revenue for the full year was $134.8 billion, up 0.6% year over year.
•Service and other revenue was $111.6 billion, up 1.8% compared to the prior year.
•Total Wireless service revenue1 was $79.1 billion, up 3.1% year over year.

Consolidated net income for the fourth quarter was $5.1 billion compared to a net loss of $2.6 billion in the prior year period. The year over year improvement in net income was primarily driven by a goodwill impairment charge of $5.8 billion in the fourth quarter of 2023 related to our Business reporting unit. Consolidated net income for the full year was $17.9 billion, up from $12.1 billion for the full year 2023.

Consolidated adjusted EBITDA2 for the fourth quarter was $11.9 billion compared to $11.7 billion in the prior year period. This result was driven by Wireless service revenue growth, partially offset by the impact of higher upgrade volumes and continued declines in Business Wireline revenue. Consolidated adjusted EBITDA2 for the full year was $48.8 billion, up from $47.8 billion for the full year 2023.

Consolidated operating expenses for the fourth quarter were $28.3 billion, down 18.2% year over year, primarily driven by a goodwill impairment charge related to our Business reporting unit of $5.8 billion recorded in the fourth quarter of 2023. Consolidated operating expenses, excluding depreciation and amortization and special items,2 for the fourth quarter were $23.8 billion, up 1.3% year over year.

Earnings per share (EPS) for the fourth quarter was $1.18 compared to EPS of $(0.64) in the prior year period. EPS for the full year was $4.14, compared with $2.75 for the full year 2023. Reported fourth quarter 2024 financial results reflected a $477 million pre-tax net gain related to a mark-to-market adjustment for our Pension and Other Post Employment Benefit (OPEB) liabilities of $668 million, which was partially offset by the amortization of intangible assets of $191 million related to Tracfone and other acquisitions.

Adjusted EPS2 for the fourth quarter was $1.10 compared to $1.08 in the prior year period. Adjusted EPS for the full year was $4.59 compared to $4.71 for the full year 2023.

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Cash Flow Summary

* Non-GAAP financial measure.

Cash flow from operating activities for the full year 2024 was $36.9 billion compared to $37.5 billion in the prior year driven by year over year pressures from cash taxes, higher interest expense, and the impact of severance payments made as part of our voluntary separation program. This also includes a one-time contribution of approximately $2.0 billion from our tower transaction with Vertical Bridge.
•Capital expenditures for the full year 2024 were $17.1 billion compared to $18.8 billion in the prior year.

Free cash flow2 for the full year 2024 was $19.8 billion compared to $18.7 billion in the prior year.

Total unsecured debt as of the end of the year was $117.9 billion, a $8.5 billion decrease compared to the third quarter of 2024 and $10.6 billion lower year over year. Unsecured debt to net income (LTM) ratio was 6.6x as of the end of the year, a decrease of 5.7x compared to the third quarter of 2024 and a 4.0x decrease year over year.

Net unsecured debt2 as of the end of the year was $113.7 billion, a decrease of $7.7 billion compared to the third quarter of 2024 and more than $12.7 billion lower year over year. Net unsecured debt to adjusted EBITDA ratio2 was 2.3x as of the end of the year, a 0.2x improvement compared to the third quarter of 2024 and a 0.3x improvement year over year.

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Mobility Highlights

Note: Where applicable, the operating results reflect certain adjustments.

Consolidated
Total postpaid net additions for the fourth quarter were 1.4 million, down from 1.5 million in the prior year period, as growth in phone and tablet net additions was more than offset by a decline in wearables and other connected devices.

Total postpaid phone net additions for the fourth quarter were 568 thousand, an improvement from 449 thousand in the prior year period.
•Postpaid phone gross additions were 3.2 million, up 4.6% year over year.
•Postpaid phone churn was 0.93%, flat year over year.

Consumer Group
Postpaid net additions for the fourth quarter were 1.1 million, down from 1.2 million in the prior year period.
•Postpaid phone net additions were 426 thousand compared to 318 thousand net additions in the prior year period.
◦Postpaid phone gross additions were 2.4 million, up 5.5% year over year. Excluding the contribution from our second number offering, postpaid phone gross additions grew 1.4% year over year.
◦Postpaid phone churn was 0.89%, up 1 basis point year over year.

Prepaid net additions, excluding SafeLink Wireless (SafeLink), our brand offering access to government-sponsored connectivity benefits and programs, were 65 thousand for the fourth quarter compared to 263 thousand net losses in the prior year period.
•Excluding SafeLink, prepaid churn for the fourth quarter was 3.78%, down 16 basis points year over year.

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Business Group
Postpaid phone net additions for the fourth quarter were 142 thousand, up from 131 thousand in the prior year period.
•Postpaid phone churn was 1.09%, down 3 basis points year over year.

Broadband Highlights

Total broadband net additions for the fourth quarter were 408 thousand compared to 413 thousand in the prior year period.
•FWA net additions were 373 thousand, comparable to the 375 thousand in the prior year period.
◦Consumer FWA net additions were 216 thousand, down 15 thousand year over year.
◦Business FWA net additions were 157 thousand, up 13 thousand year over year.
•Fios internet net additions were 51 thousand, down from 55 thousand in the prior year period.

Total broadband net additions for the full year were nearly 1.6 million, down from 1.7 million in the prior year. FWA net additions for the full year were 1.5 million, in-line with the prior year result.

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Consumer Financial Results

Total Consumer revenue for the fourth quarter was $27.6 billion, up 2.2% year over year, predominantly driven by gains in Service revenue.
•Consumer Service and other revenue was $21.1 billion, up 2.7% year over year.
•Consumer Wireless service revenue was $16.5 billion, up 3.0% year over year, driven by growth in Consumer wireless postpaid average revenue per account (ARPA) from pricing actions and continued FWA adoption.
•Consumer Fios revenue was $2.9 billion, relatively flat year over year.
•Consumer Wireless equipment revenue was $6.5 billion, up 0.8% year over year, driven primarily by a 3.2% year over year increase in upgrade volumes.

Consumer Wireless postpaid ARPA was $139.77 for the fourth quarter, up 4.2% year over year, driven by pricing actions implemented in recent quarters and increased contributions from FWA, perks, and add-on services.

Consumer operating income for the fourth quarter was $6.9 billion, down 1.9% year over year, resulting in operating income margin of 25.1% compared to 26.1% in the prior year period.

Consumer segment EBITDA2 for the fourth quarter was $10.3 billion, down 0.4% year over year. Improvements in Consumer Wireless service revenue were more than offset by increases in upgrade volumes and the impact of related promotions in the period. Consumer segment EBITDA margin2 for the fourth quarter was 37.5% compared to 38.5% in the prior year period.

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Business Financial Results

Note: Revenue by customer group may not add due to rounding.

Total Business revenue for the fourth quarter was $7.5 billion, down 1.5% year over year, as increases in Wireless service revenue were more than offset by decreases in Wireline revenue, which was down 8.0% year over year in the fourth quarter.
•Business Wireless service revenue was $3.5 billion, up 3.4% year over year, driven by continued strong net additions for both mobility and FWA, as well as benefits from pricing actions implemented in recent quarters.
•Business wireline results reflect continued secular declines in the prevailing wireline market, consistent with prior periods.

Business operating income for the fourth quarter was $594 million, up 34.1% year over year, resulting in operating income margin of 7.9%.

Business segment EBITDA2 for the fourth quarter was $1.7 billion, up 3.0% year over year. The result was driven by Wireless service revenue growth, partially offset by continued Wireline revenue declines. Business segment EBITDA margin2 for the fourth quarter was 22.1%.

Notes
1 Total Wireless service revenue represents the sum of Consumer and Business segments.
2 Non-GAAP financial measure. See the accompanying schedules and www.verizon.com/about/investors for reconciliations of non-GAAP financial measures cited in this document to most directly comparable financial measures under generally accepted accounting principles (GAAP).

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Forward-looking statements
In this communication we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “forecasts,” “hopes,” “intends,” “plans,” “targets” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The following important factors, along with those discussed in our filings with the Securities and Exchange Commission (the “SEC”), could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the effects of competition in the markets in which we operate, including the inability to successfully respond to competitive factors such as prices, promotional incentives and evolving consumer preferences; failure to take advantage of, or respond to competitors' use of, developments in technology, including artificial intelligence, and address changes in consumer demand; performance issues or delays in the deployment of our 5G network resulting in significant costs or a reduction in the anticipated benefits of the enhancement to our networks; the inability to implement our business strategy; adverse conditions in the U.S. and international economies, including inflation and changing interest rates in the markets in which we operate; cyberattacks impacting our networks or systems and any resulting financial or reputational impact; damage to our infrastructure or disruption of our operations from natural disasters, extreme weather conditions, acts of war, terrorist attacks or other hostile acts and any resulting financial or reputational impact; disruption of our key suppliers’ or vendors' provisioning of products or services, including as a result of geopolitical factors or the potential impacts of global climate change; material adverse changes in labor matters and any resulting financial or operational impact; damage to our reputation or brands; the impact of public health crises on our business, operations, employees and customers; changes in the regulatory environment in which we operate, including any increase in restrictions on our ability to operate our networks or businesses; allegations regarding the release of hazardous materials or pollutants into the environment from our, or our predecessors’, network assets and any related government investigations, regulatory developments, litigation, penalties and other liability, remediation and compliance costs, operational impacts or reputational damage; our high level of indebtedness; significant litigation and any resulting material expenses incurred in defending against lawsuits or paying awards or settlements; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; significant increases in benefit plan costs or lower investment returns on plan assets; changes in tax laws or regulations, or in their interpretation, or challenges to our tax positions, resulting in additional tax expense or liabilities; changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and risks associated with mergers, acquisitions, divestitures and other strategic transactions, including our ability to consummate the proposed acquisition of Frontier Communications Parent, Inc. and obtain cost savings, synergies and other anticipated benefits within the expected time period or at all.

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Verizon Communications Inc.
Non-GAAP Reconciliations - Consolidated Verizon

Consolidated EBITDA and Consolidated Adjusted EBITDA

(dollars in millions)
Unaudited	3 Mos. Ended 12/31/24	3 Mos. Ended 9/30/24	3 Mos. Ended 6/30/24	3 Mos. Ended 3/31/24	3 Mos. Ended 12/31/23	3 Mos. Ended 9/30/23	3 Mos. Ended 6/30/23	3 Mos. Ended 3/31/23

Consolidated Net Income (Loss)	$5,114	$3,411	$4,702	$4,722	$(2,573)	$4,884	$4,766	$5,018
Add:
Provision for income taxes	1,454	891	1,332	1,353	756	1,308	1,346	1,482
Interest expense	1,644	1,672	1,698	1,635	1,599	1,433	1,285	1,207
Depreciation and amortization expense(1)	4,506	4,458	4,483	4,445	4,516	4,431	4,359	4,318
Consolidated EBITDA	$12,718	$10,432	$12,215	$12,155	$4,298	$12,056	$11,756	$12,025

Add/(subtract):
Other (income) expense, net(2)	$(797)	$(72)	$72	$(198)	$807	$(170)	$(210)	$(114)
Equity in (earnings) losses of unconsolidated businesses	6	24	14	9	11	18	33	(9)
Severance charges	—	1,733	—	—	296	—	237	—
Asset and business rationalization	—	374	—	—	325	—	155	—
Legacy legal matter	—	—	—	106	—	—	—	—
Verizon Business Group goodwill impairment	—	—	—	—	5,841	—	—	—
Legal settlement	—	—	—	—	100	—	—	—
Business transformation costs	—	—	—	—	—	176	—	—
Non-strategic business shutdown	—	—	—	—	—	158	—	—
	(791)	2,059	86	(83)	7,380	182	215	(123)
Consolidated Adjusted EBITDA	$11,927	$12,491	$12,301	$12,072	$11,678	$12,238	$11,971	$11,902
Footnotes:
(1) Includes Amortization of acquisition-related intangible assets and a portion of the Non-strategic business shutdown, where applicable.
(2) Includes Pension and benefits remeasurement adjustments, where applicable.

Verizon Communications Inc.
Consolidated EBITDA and Consolidated Adjusted EBITDA (LTM)

(dollars in millions)
	12 Mos. Ended	12 Mos. Ended	12 Mos. Ended
Unaudited	12/31/24	9/30/24	12/31/23

Consolidated Net Income	$17,949	$10,262	$12,095
Add:
Provision for income taxes	5,030	4,332	4,892
Interest expense	6,649	6,604	5,524
Depreciation and amortization expense(1)	17,892	17,902	17,624
Consolidated EBITDA	$47,520	$39,100	$40,135

Add/(subtract):
Other (income) expense, net(2)	$(995)	$609	$313
Equity in losses of unconsolidated businesses	53	58	53
Severance charges	1,733	2,029	533
Asset and business rationalization	374	699	480
Legacy legal matter	106	106	—
Verizon Business Group goodwill impairment	—	5,841	5,841
Legal settlement	—	100	100
Business transformation costs	—	—	176
Non-strategic business shutdown	—	—	158
	1,271	9,442	7,654
Consolidated Adjusted EBITDA	$48,791	$48,542	$47,789
Footnotes:
(1) Includes Amortization of acquisition-related intangible assets and a portion of the Non-strategic business shutdown, where applicable.
(2) Includes Pension and benefits remeasurement adjustments, where applicable.

Verizon Communications Inc.
Net Unsecured Debt and Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio

(dollars in millions)
Unaudited	12/31/24		9/30/24		12/31/23

Debt maturing within one year	$22,633		$21,763		$12,973
Long-term debt	121,381		128,878		137,701
Total Debt	144,014		150,641		150,674
Less Secured debt	26,138		24,272		22,183
Unsecured Debt	117,876		126,369		128,491
Less Cash and cash equivalents	4,194		4,987		2,065
Net Unsecured Debt	$113,682		$121,382		$126,426
Consolidated Net Income (LTM)	$17,949		$10,262		$12,095
Consolidated Adjusted EBITDA (LTM)	$48,791		$48,542		$47,789
Unsecured Debt to Consolidated Net Income Ratio	6.6	x	12.3	x	10.6	x
Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio	2.3	x	2.5	x	2.6	x
Net Unsecured Debt - Quarter over quarter change	$(7,700)
Net Unsecured Debt - Year over year change	$(12,744)
Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio - Quarter over quarter change	(0.2)	x
Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio - Year over year change	(0.3)	x

Adjusted Earnings per Common Share (Adjusted EPS)

(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 12/31/24				3 Mos. Ended 12/31/23
	Pre-tax	Tax	After-Tax		Pre-tax	Tax	After-Tax
EPS				$1.18				$(0.64)
Amortization of acquisition-related intangible assets	$191	$(51)	$140	0.03	$227	$(57)	$170	0.04
Severance, pension and benefits charges (credits)	(668)	165	(503)	(0.12)	1,288	(319)	969	0.23
Asset rationalization	—	—	—	—	325	(80)	245	0.06
Verizon Business Group goodwill impairment	—	—	—	—	5,841	(52)	5,789	1.37
Legal settlement	—	—	—	—	100	(25)	75	0.02
	$(477)	$114	$(363)	$(0.09)	$7,781	$(533)	$7,248	$1.72
Adjusted EPS				$1.10				$1.08
Footnote:
Adjusted EPS may not add due to rounding.

(dollars in millions, except per share amounts)
Unaudited	12 Mos. Ended 12/31/24				12 Mos. Ended 12/31/23
	Pre-tax	Tax	After-Tax		Pre-tax	Tax	After-Tax
EPS				$4.14				$2.75
Amortization of acquisition-related intangible assets	$817	$(208)	$609	0.14	$865	$(219)	$646	0.15
Severance, pension and benefits charges	1,201	(298)	903	0.21	1,525	(378)	1,147	0.27
Asset and business rationalization	374	(90)	284	0.07	480	(113)	367	0.09
Legacy legal matter	106	(27)	79	0.02	—	—	—	—
Verizon Business Group goodwill impairment	—	—	—	—	5,841	(52)	5,789	1.37
Legal settlement	—	—	—	—	100	(25)	75	0.02
Business transformation costs	—	—	—	—	176	(45)	131	0.03
Non-strategic business shutdown	—	—	—	—	179	(83)	96	0.02
	$2,498	$(623)	$1,875	$0.44	$9,166	$(915)	$8,251	$1.96
Adjusted EPS				$4.59				$4.71
Footnote:
Adjusted EPS may not add due to rounding.

Verizon Communications Inc.

Free Cash Flow
(dollars in millions)
Unaudited	12 Mos. Ended 12/31/24	12 Mos. Ended 12/31/23

Net Cash Provided by Operating Activities	$36,912	$37,475
Capital expenditures (including capitalized software)	(17,090)	(18,767)
Free Cash Flow	$19,822	$18,708

Consolidated Operating Expenses Excluding Depreciation and Amortization and Special Items
(dollars in millions)
Unaudited	3 Mos. Ended 12/31/24	3 Mos. Ended 12/31/23

Consolidated Operating Expenses	$28,260	$34,530
Depreciation and amortization expense(1)	4,506	4,516
Severance charges	—	296
Asset rationalization	—	325
Verizon Business Group goodwill impairment	—	5,841
Legal settlement	—	100
Consolidated Operating Expenses Excluding Depreciation and Amortization and Special Items	$23,754	$23,452
Year over year change %	1.3%
Footnote:
(1) Includes Amortization of acquisition-related intangible assets.

Verizon Communications Inc.
Non-GAAP Reconciliations - Segments
Segment EBITDA and Segment EBITDA Margin
Consumer

(dollars in millions)
Unaudited	3 Mos. Ended 12/31/24	3 Mos. Ended 12/31/23

Operating Income	$6,904	$7,035
Add Depreciation and amortization expense	3,438	3,344
Segment EBITDA	$10,342	$10,379
Year over year change %	(0.4)%

Total operating revenues	$27,560	$26,954
Operating Income Margin	25.1%	26.1%
Segment EBITDA Margin	37.5%	38.5%

Business

(dollars in millions)
Unaudited	3 Mos. Ended 12/31/24	3 Mos. Ended 12/31/23

Operating Income	$594	$443
Add Depreciation and amortization expense	1,061	1,164
Segment EBITDA	$1,655	$1,607
Year over year change %	3.0%

Total operating revenues	$7,504	$7,618
Operating Income Margin	7.9%	5.8%
Segment EBITDA Margin	22.1%	21.1%